Alexander & Baldwin, Inc. Reports Fourth Quarter and Full-Year 2019 Results

HONOLULU, February 26, 2020 /PRNewswire/—Alexander & Baldwin, Inc. (NYSE: ALEX) ("A&B" or "Company") today announced financial results for the fourth quarter and full-year of 2019.
Chris Benjamin, A&B president & chief executive officer stated: "We entered 2019 optimistic about growth in our commercial portfolio and we exceeded expectations on all fronts—from better-than-expected CRE Same-Store Cash NOI to a higher cap rate on the reinvestment of our Maui land sale proceeds into strategic Hawai‘i commercial real estate assets. Our deep market knowledge, close relationships, and reputation forged over 150 years in Hawai‘i were keys to our success in becoming the premier Hawai‘i-focused commercial real estate company. During 2019, we grew total portfolio CRE Cash NOI by 20.9% year-over-year to more than $100 million, and our portfolio continues to produce excellent results, finishing 2019 with 7.9% full-year re-leasing spreads, and 5.2% full-year CRE Same-Store Cash NOI growth."
"Further, efforts to simplify our business model and reduce debt levels progressed during the year. We closed out sales of two development-for-sale projects, Kamalani and Kahala, and realized improved sales results at both Maui Business Park II and Kukui‘ula. The monetization of these development projects supported debt reduction of $73.5 million, making further progress on another of our key strategic goals."
"While we are proud of these accomplishments, our efforts to transform and simplify our company remain ongoing. The significant challenges faced by Grace Pacific in 2019 showed signs of subsiding as cost-reduction and operational improvement initiatives produced modestly positive EBITDA during the fourth quarter. As we look ahead to 2020, we expect continued solid performance from our commercial portfolio and additional progress in the monetization of non-core assets. These actions will help further simplify our business and strengthen our balance sheet, which should result in increased shareholder value over the long term."
Financial Results

•
Net Income (Loss) and Diluted Earnings (Loss) Per Share available to A&B common shareholders for the fourth quarter of 2019 were $5.2 million and $0.07 per share, respectively, compared to $(136.6) million and $(1.90) per share in the same quarter of 2018.

•
Net Income (Loss) and Diluted Earnings (Loss) Per Share available to A&B common shareholders for the full-year of 2019 were $(36.6) million and $(0.51) per share, respectively, compared to $(72.0) million and $(1.02) per share in 2018.

•	The 2019 losses were driven by a $49.7 million non-cash impairment related to goodwill during the third quarter of the year in view of Grace Pacific's recent financial performance.
Commercial Real Estate (CRE)

•
In the fourth quarter of 2019, CRE revenue increased $6.6 million, or 18.6%, to $42.0 million, as compared to $35.4 million in the same quarter of 2018. CRE revenue increased $20.3 million, or 14.5%, to $160.6 million for the full-year of 2019, as compared to $140.3 million in the same period of 2018.

•
In the fourth quarter of 2019, CRE operating profit rose by $2.1 million, or 15.6%, to $15.6 million, as compared to $13.5 million in the same quarter of 2018. CRE operating profit rose by $7.7 million, or 13.2%, to $66.2 million for the full-year of 2019, as compared to $58.5 million in the same period of 2018.

•
In the fourth quarter of 2019, CRE Cash NOI increased by $5.9 million, or 27.4%, to $27.5 million, as compared to $21.6 million in the same quarter of 2018. CRE Cash NOI increased by $18.0 million, or 20.9%, to $104.2 million for the full-year of 2019, as compared to $86.2 million in the same period of 2018.

•
In the fourth quarter of 2019, CRE Same-Store Cash NOI increased 4.8% compared to the prior year fourth quarter, largely due to economic occupancy at Pearl Highlands Center (Guitar Center and food court) and Kailua Retail (renewals). Full-year Same-Store Cash NOI growth was 5.2% compared to the same period in 2018.

•
During the fourth quarter of 2019, the Company executed a total of 52 leases, covering 124,021 square feet of gross leasable area ("GLA"). There were 214 leases executed in 2019, covering 565,447 square feet of GLA.

•	Comparable leasing spreads were 8.6% portfolio-wide for the fourth quarter of 2019 and 11.5% for retail spaces. Full-year comparable leasing spreads stand at 7.9%.

•	Significant leases executed during 2019 included:

◦	Forty-four executed leases related to properties located in Kailua, including Aikahi Park Shopping Center, totaling approximately 88,000 square feet of GLA.

◦	Thirty-three executed leases at Kaka‘ako Commerce Center totaling approximately 106,000 square feet of GLA, taking occupancy to 93.3%, for a year-over-year occupancy increase of 2.9%.

◦	Four executed leases at Pearl Highlands Center totaling approximately 10,000 square feet of GLA, taking occupancy to 99.8%, for a year-over-year occupancy increase of 6.4%.

•
Overall occupancy increased to 93.9% as of December 31, 2019, an increase of 150 basis points compared to December 31, 2018. Same-store occupancy increased to 94.1% as of December 31, 2019, an increase of 190 basis points compared to December 31, 2018.

◦
Occupancy in the retail portfolio was 93.3% as of December 31, 2019, a decrease of 10 basis points compared to the same period last year, primarily due to the inclusion of Pu‘unene Shopping Center in portfolio occupancy calculations as the center has reached stabilization given it has been 18 months since acquisition/delivery. Occupancy in the same-store retail portfolio was 94.4% as of December 31, 2019, an increase of 110 basis points compared to the same period last year.

◦
Occupancy in the industrial portfolio was 95.3% as of December 31, 2019, an increase of 520 basis points compared to the same period last year, primarily due to strong leasing activity at Komohana Industrial Park and P&L Building. Occupancy in the same-store industrial portfolio was 94.1%, an increase of 400 basis points compared to the same period last year.

CRE Acquisition Highlights

•
In 2019, the Company closed on the off-market acquisitions of five additional high-quality and well-located Hawai‘i commercial assets and ground leases with proceeds from the late 2018 sale of Maui agricultural land. An initial asset was acquired in December 2018. The acquisitions in 2019 using §1031 proceeds included:

◦	On March 25, the Company closed on the ground lease of the nine-acre parcel under the Home Depot warehouse store located in central Honolulu for $42.4 million.

◦	On April 8, the Company closed on Kapolei Enterprise Center, a newly constructed 93,000-square-foot Class-A warehouse building in west Oahu for $26.8 million.

◦
On April 29, the Company closed on the ground lease of the 36.4-acre parcel under Kapolei Business Park West Lot 31, commonly known as the Honolulu Authority for Rapid Transportation precast yard, for $41.1 million.

◦	On May 16, the Company closed on the 56,600-square-foot grocery-anchored Waipouli Town Center located in Kapa‘a, Kaua‘i for $17.8 million.

◦	On May 22, the Company closed on the 134,700-square-foot grocery-anchored Queens' MarketPlace located in the Waikoloa Beach Resort area on the island of Hawai‘i for $90.3 million.

•
The six off-market acquisitions using §1031 proceeds from the non-income-producing agricultural land sale were all within the Company's preferred asset classes and is projected to generate an additive aggregate of $14.4 million in annual stabilized NOI.

CRE Development and Redevelopment

•
Ho‘okele Shopping Center celebrated the grand opening of the Safeway grocery store on July 24, 2019. Subsequently, the Safeway gas station and a 2,400 square foot convenience store celebrated its opening at the center on October 12, 2019.

•
Lau Hala Shops, the redevelopment via sustainable adaptive reuse, celebrated the grand opening of the final tenant on November 15, 2019. The newest community-focused gathering place in Kailua Town offers an appealing mix of retailers that complement and support the healthy and active lifestyles of residents and visitors alike.

•
Aikahi Park Shopping Center redevelopment efforts continue. Plans are to improve the shopping experience and provide the surrounding residents and center visitors with community-focused dining, shopping and service options while incorporating sustainable design and building elements.

Land Operations

•
Operating profit was $4.9 million in the fourth quarter of 2019, as compared to $(36.0) million in the fourth quarter of 2018. The year-over-year increase was primarily attributable to strong sales activity at Maui Business Park Phase II. Operating profit was $20.8 million for the year ended December 31, 2019, as compared to a $(26.7) million loss for the year ended December 31, 2018, with the increase due primarily to strong sales activity at Maui Business Park Phase II and Kukui‘ula. The operating loss during 2018 included the positive impact of $162.2 million from the Maui agricultural land sale offset by a non-cash impairment of $186.8 million related to the Company's investment in Kukui‘ula due to its change in intent of holding period.

•	The Company continued to monetize land and development-for-sale investments including the following transactions that closed in 2019:

◦	Closed on the bulk sale of Wailea land comprising 42 acres on Maui.

◦	Closed out of Increment 1 of the Kamalani project; 44 units closed.

◦	Closed out of the Kahala project; 5 lots closed.

◦	Closed 9 acres at Maui Business Park.

◦	Closed 30 units at the Kukui‘ula joint venture project.

◦	Cash generated during 2019 from land, development-for-sale project sales, and joint venture distributions was approximately $90 million.
Materials & Construction (M&C)

•
Materials & Construction operating loss was $(2.5) million in the fourth quarter of 2019, as compared to an $(80.4) million loss in the fourth quarter of 2018. Materials & Construction operating loss was $(69.2) million for the year ended December 31, 2019, as compared to a $(73.2) million loss in 2018.

•	M&C Adjusted EBITDA[1] was $0.6 million in the fourth quarter of 2019, as compared to $(0.4) million for the same quarter in 2018, due primarily to the impact of operational improvement initiatives.

•	During the third quarter of 2019, the Company recognized a $49.7 million non-cash impairment charge to write down the carrying value of the goodwill balance related to Grace Pacific.

•	The Company continues to evaluate strategic options for the businesses within the M&C segment, including the potential sale of some or all of those businesses.
Balance Sheet and Capital Markets Activity

•	In 2019, the following financing activities were completed:

◦	In August, a $9.4 million term loan for Kukui‘ula Village matured and was extinguished.

◦	During the year, the Company financed heavy equipment through the manufacturer totaling $3.6 million with a weighted-average interest rate of 4.80% and maturity between 2021 and 2023.

•
As of December 31, 2019, the Company had $704.6 million in total debt, which represents 31.8% of the Company’s total market capitalization. Loan maturities for the next three years average $67.6 million, or 9.6% of total debt per year. The Company's debt has a weighted-average maturity of 5.0 years, with a weighted-average interest rate of 4.3%. Seventy-nine percent of debt was at fixed rates.

2020 Full Year Guidance

•	Initial outlook for 2020 includes:

◦	CRE Same-Store Cash NOI: 2% to 3%

◦	Leasing Spreads: 4% to 5%

◦	Maintenance Cap Ex: Between $16 million to $20 million

◦	Growth Cap Ex: Between $17 million to $21 million

ABOUT ALEXANDER & BALDWIN
Alexander & Baldwin, Inc. (A&B) is Hawai‘i's premier commercial real estate company and the largest owner of grocery-anchored, neighborhood shopping centers in the state. A&B owns, operates and manages approximately 3.9 million square feet of commercial space in Hawai‘i, including 22 retail centers, ten industrial assets and four office properties, as well as 154 acres of ground leases. These core assets comprise nearly 75% of A&B's total assets. A&B's non-core assets include renewable energy generation facilities, 28,000 acres of agricultural and conservation land and a vertically integrated paving business. A&B is achieving its strategic objective of becoming a Hawai‘i-focused commercial real estate company by expanding and strengthening its Hawai‘i CRE portfolio and monetizing non-core assets. Over its 150-year history, A&B has evolved with the state's economy and played a leadership role in the development of the agricultural, transportation, tourism, construction, residential and commercial real estate industries. Learn more about A&B at www.alexanderbaldwin.com.

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Contact:
Brett A. Brown
(808) 525-8475
investorrelations@abhi.com

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
SEGMENT DATA & OTHER FINANCIAL INFORMATION
(In millions, except per share amounts; unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Operating Revenue:
Commercial Real Estate	$42.0	$35.4	$160.6	$140.3
Land Operations	31.7	216.9	114.1	289.5
Materials & Construction	33.9	47.3	160.5	214.6
Total operating revenue	107.6	299.6	435.2	644.4
Operating Profit (Loss):
Commercial Real Estate	15.6	13.5	66.2	58.5
Land Operations	4.9	(36.0)	20.8	(26.7)
Materials & Construction	(2.5)	(80.4)	(69.2)	(73.2)
Total operating profit (loss)	18.0	(102.9)	17.8	(41.4)
Gain (loss) on the sale of commercial real estate properties	—	1.6	—	51.4
Interest expense	(7.7)	(8.9)	(33.1)	(35.3)
General corporate expenses	(5.5)	(7.1)	(23.6)	(27.6)
Income (Loss) from Continuing Operations Before Income Taxes	4.8	(117.3)	(38.9)	(52.9)
Income tax benefit (expense)	0.9	(18.1)	2.0	(16.3)
Income (Loss) from Continuing Operations	5.7	(135.4)	(36.9)	(69.2)
Income (loss) from discontinued operations	(0.7)	(0.4)	(1.5)	(0.6)
Net Income (Loss)	5.0	(135.8)	(38.4)	(69.8)
Loss (income) attributable to noncontrolling interest	0.2	(0.8)	2.0	(2.2)
Net Income (Loss) Attributable to A&B Shareholders	$5.2	$(136.6)	$(36.4)	$(72.0)

Basic Earnings (Loss) Per Share of Common Stock:
Continuing operations available to A&B shareholders	$0.08	$(1.89)	$(0.49)	$(1.01)
Discontinued operations available to A&B shareholders	(0.01)	(0.01)	(0.02)	(0.01)
Net income (loss) available to A&B shareholders	$0.07	$(1.90)	$(0.51)	$(1.02)
Diluted Earnings (Loss) Per Share of Common Stock:
Continuing operations available to A&B shareholders	$0.08	$(1.89)	$(0.49)	$(1.01)
Discontinued operations available to A&B shareholders	(0.01)	(0.01)	(0.02)	(0.01)
Net income (loss) available to A&B shareholders	$0.07	$(1.90)	$(0.51)	$(1.02)

Weighted-Average Number of Shares Outstanding:
Basic	72.3	72.0	72.2	70.6
Diluted	72.5	72.0	72.2	70.6

Amounts Available to A&B Common Shareholders:
Continuing operations available to A&B common shareholders	$5.9	$(136.2)	$(35.1)	$(71.4)
Discontinued operations available to A&B common shareholders	(0.7)	(0.4)	(1.5)	(0.6)
Net income (loss) available to A&B common shareholders	$5.2	$(136.6)	$(36.6)	$(72.0)

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, unaudited)

	December 31,
	2019	2018
ASSETS
Real estate investments
Real estate property	$1,540.2	$1,293.7
Accumulated depreciation	(127.5)	(107.2)
Real estate property, net	1,412.7	1,186.5
Real estate developments	79.1	155.2
Investments in real estate joint ventures and partnerships	133.4	141.0
Real estate intangible assets, net	74.9	59.8
Real estate investments, net	1,700.1	1,542.5
Cash and cash equivalents	15.2	11.4
Restricted cash	0.2	223.5
Accounts receivable and retention, net	52.0	61.2
Inventories	20.7	26.5
Other property, net	124.4	135.5
Operating lease right-of-use assets	21.8	—
Goodwill	15.4	65.1
Other receivables	27.4	56.8
Prepaid expenses and other assets	107.1	102.7
Total assets	$2,084.3	$2,225.2

LIABILITIES AND EQUITY
Liabilities:
Notes payable and other debt	$704.6	$778.1
Accrued pension and post-retirement benefits	26.8	29.4
Deferred revenue	67.6	63.2
Accrued and other liabilities	150.3	138.3
Redeemable Noncontrolling Interest	6.3	7.9
Equity	1,128.7	1,208.3
Total liabilities and equity	$2,084.3	$2,225.2

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONSOLIDATED CASH FLOWS
(In millions, unaudited)

	Year Ended December 31,
	2019	2018
Cash Flows from Operating Activities:
Net income (loss)	$(38.4)	$(69.8)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operations:
Depreciation and amortization	50.5	42.8
Deferred income taxes	—	16.6
Loss (gain) on asset transactions, net	(2.6)	(54.0)
Impairment of assets and equity method investments	49.7	268.0
Share-based compensation expense	5.4	4.7
(Income) loss from affiliates, net of distributions of income	(1.4)	12.9
Changes in operating assets and liabilities:
Trade, contracts retention, and other contract receivables	8.5	(4.2)
Inventories	5.7	5.5
Prepaid expenses, income tax receivable and other assets	28.5	(13.2)
Accrued pension and post-retirement benefits	4.6	3.6
Accounts payable	(12.9)	(9.0)
Accrued and other liabilities	3.2	74.2
Real estate development for sale proceeds, net of margins recognized in net income (loss)	65.1	58.4
Expenditures for real estate development for sale	(8.3)	(26.6)
Net cash provided by (used in) operations	157.6	309.9

Cash Flows from Investing Activities:
Capital expenditures for acquisitions	(218.4)	(241.7)
Capital expenditures for property, plant and equipment	(36.7)	(54.4)
Proceeds from disposal of property, investments and other assets	4.4	171.7
Payments for purchases of investments in affiliates and other investments	(3.3)	(22.6)
Distributions of capital from investments in affiliates and other investments	13.6	42.3
Net cash provided by (used in) investing activities	(240.4)	(104.7)

Cash Flows from Financing Activities:
Proceeds from issuance of notes payable and other debt	125.9	548.4
Payments of notes payable and other debt and deferred financing costs	(203.9)	(467.8)
Borrowings (payments) on line-of-credit agreement, net	(0.3)	4.7
Distribution to noncontrolling interests	(0.3)	(0.7)
Cash dividends paid	(50.0)	(156.6)
Proceeds from issuance (repurchase) of capital stock and other, net	(1.0)	(1.5)
Payment of deferred acquisition holdback	(7.1)	—
Net cash provided by (used in) financing activities	(136.7)	(73.5)

Cash, Cash Equivalents and Restricted Cash
Net increase (decrease) in cash, cash equivalents and restricted cash	(219.5)	131.7
Balance, beginning of period	234.9	103.2
Balance, end of period	$15.4	$234.9

USE OF NON-GAAP FINANCIAL MEASURES
The Company uses non-GAAP measures when evaluating operating performance because management believes that they provide additional insight into the Company's and segments' core operating results, and/or the underlying business trends affecting performance on a consistent and comparable basis from period to period. These measures generally are provided to investors as an additional means of evaluating the performance of ongoing core operations.
Cash Net Operating Income ("Cash NOI") is a non-GAAP measure used internally in evaluating the unlevered performance of the Company's Commercial Real Estate portfolio. The Company believes Cash NOI provides useful information to investors regarding the Company's financial condition and results of operations because it reflects only those cash income and expense items that are incurred at the property level, and when compared across periods, can be used to determine trends in earnings of the Company's properties as this measure is not affected by non-cash revenue and expense recognition items, the impact of depreciation and amortization expenses or other gains or losses that relate to the Company's ownership of properties. The Company believes the exclusion of these items from operating profit (loss) is useful because the resulting measure captures the actual cash-based revenue generated and actual expenses incurred in operating the Company's Commercial Real Estate portfolio as well as trends in occupancy rates, rental rates, and operating costs. Cash NOI should not be viewed as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
Cash NOI represents total Commercial Real Estate cash-based operating revenues less direct property-related operating expenses. The calculation of Cash NOI excludes the impact of depreciation and amortization (including amortization of maintenance capital, tenant improvements and leasing commissions); straight-line lease adjustments (including amortization of lease incentives); amortization of favorable/unfavorable lease assets/liabilities; lease termination income; other income and expense, net; selling, general, administrative and other expenses; and impairment of commercial real estate assets.
The Company reports Cash NOI on a same-store basis ("Same-Store"), which includes the results of properties that were owned and operated for the entirety of the current and prior calendar year. The Same-Store pool excludes properties under development or redevelopment and also excludes properties acquired or sold during either of the comparable reporting periods. While there is management judgment involved in classifications, new developments and redevelopments are moved into the Same-Store pool after one full calendar year of stabilized operation. New developments and redevelopments are generally considered stabilized upon the initial attainment of 90% occupancy. Properties included in held for sale are excluded from Same-Store.
The Company believes that reporting on a Same-Store basis provides investors with additional information regarding the operating performance of comparable assets versus from other factors (such as the effect of developments, redevelopments, acquisitions or dispositions).
A reconciliation of CRE operating profit to CRE Cash NOI and Same-Store Cash NOI is as follows:

	Three Months Ended December 31,		Year Ended December 31,
(in millions, unaudited)	2019	2018	2019	2018
Commercial Real Estate Operating Profit (Loss)	$15.6	$13.5	$66.2	$58.5
Plus: Depreciation and amortization	10.4	7.5	36.7	28.0
Less: Straight-line lease adjustments	(0.5)	(1.3)	(5.1)	(4.0)
Less: Favorable/(unfavorable) lease amortization	(0.5)	(0.5)	(1.6)	(1.9)
Less: Termination income	—	—	(0.1)	(1.1)
Plus: Other (income)/expense, net	0.2	0.2	(2.0)	0.3
Plus: Impairment of assets	—	—	—	—
Plus: Selling, general, administrative and other expenses	2.3	2.2	10.1	6.9
Less: Legal costs previously capitalized[1]	—	—	—	(0.5)
Cash NOI as adjusted	27.5	21.6	104.2	86.2
Less: Cash NOI from acquisitions, dispositions, and other adjustments	(8.1)	(3.1)	(25.7)	(11.6)
Same-Store Cash NOI as adjusted	$19.4	$18.5	$78.5	$74.6

[1] Represents legal costs related to leasing activity that were previously capitalized when incurred and recognized as amortization expense over the term of the lease contract. Upon the Company's adoption of ASC 842, Leases, on January 1, 2019, such legal costs are directly expensed as operating costs and are included in Cash NOI. For comparability purposes, Cash NOI for the 2018 periods presented has been adjusted to include legal fees in conformity with Cash NOI for the 2019 periods presented.

For the Materials & Construction segment, Earnings Before Interest, Taxes, Depreciation and Amortization (Materials & Construction EBITDA) and M&C Adjusted EBITDA for the Materials & Construction segment are non-GAAP measures used by the Company in evaluating the Materials & Construction segment's operating performance on a consistent and comparable basis from period to period. The Company provides this information to investors as an additional means of evaluating the performance of the segment's ongoing core operations. Materials & Construction EBITDA and M&C Adjusted EBITDA should not be viewed as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
Materials & Construction EBITDA is calculated by adjusting Materials & Construction Operating Profit (Loss) (which excludes interest and tax expenses), by adding back Materials & Construction depreciation and amortization. M&C Adjusted EBITDA is calculated by adjusting Materials & Construction EBITDA for the asset impairments recorded in the Materials & Construction segment in addition to adjusting for income attributable to noncontrolling interests as presented in our consolidated statements of operations. The Company adjusts Materials & Construction EBITDA for the asset impairments related to the Materials and Construction segment as the Company believes these items are infrequent in nature. By excluding these items from Materials & Construction EBITDA the Company believes it provides meaningful supplemental information about its core operating performance and facilitates comparisons to historical operating results.
A reconciliation of Materials & Construction Operating Profit (Loss) to Materials & Construction EBITDA and M&C Adjusted EBITDA is as follows:

	Three Months Ended December 31,		Year Ended December 31,
(in millions, unaudited)	2019	2018	2019	2018
Materials & Construction Operating Profit (Loss)	$(2.5)	$(80.4)	$(69.2)	$(73.2)
Materials & Construction depreciation and amortization	2.9	3.0	11.4	12.1
Materials & Construction EBITDA	0.4	(77.4)	(57.8)	(61.1)
Asset impairments related to the Materials & Construction segment	—	77.8	49.7	77.8
Loss (income) attributable to noncontrolling interest	0.2	(0.8)	2.0	(2.2)
M&C Adjusted EBITDA[1]	$0.6	$(0.4)	$(6.1)	$14.5

[1] See above for a discussion of management's use of non-GAAP financial measures and reconciliations from GAAP to non-GAAP measures.
FORWARD-LOOKING STATEMENTS
Statements in this Supplemental Information report that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding possible or assumed future results of operations, business strategies, growth opportunities and competitive positions. Such forward-looking statements speak only as of the date the statements were made and are not guarantees of future performance. Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results and the timing of certain events to differ materially from those expressed in or implied by the forward-looking statements. These factors include, but are not limited to, those discussed in the Company's most recent Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission. The information in this Supplemental Information report should be evaluated in light of these important risk factors. The Company does not undertake any obligation to update any forward-looking statements.